Exhibit 4. (a) 84

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 68

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments, I hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 45

1.	After sub-section 45.1 (b) shall come:

(b1)
Frequency bands that have been non-exclusively been allocated for its use as of February 25, 2010, in accordance with the rules and limitations that will be set by the Director: 912.6 Mhz to 915 Mhz and 957.6 Mhz to 960 Mhz1.

(30 December 2012)

     (sgd)
              ________________
             Moshe Cachalon
             Minister of Communications

1 These frequency bands have been used by the Licensee since 1999.